Exhibit 10.1

GENERAL WAIVER AND RELEASE AGREEMENT

1.             I understand that my employment with Hewlett-Packard Company (HP) will end September 28 2006 pursuant to my voluntary resignation and that I will receive the equity treatment  set forth in the attached Benefits Summary Upon Resignation (Summary) and other terms as set forth in this agreement only if I sign and do not revoke this General Waiver and Release Agreement (“Agreement”).  I understand and agree that the terms of the Summary are incorporated by reference in this Agreement and are intended to supersede and extinguish any other obligation HP may have to pay me severance or other benefits upon termination, including but not limited to any agreements or understandings, whether oral or written, made at any time prior to the date of this Agreement.

2.             In exchange for HP’s doing the acts described herein, I completely release and forever discharge HP, its past, present and future successors, officers, directors, agents, and employees, from all claims, damages (including but not limited to general, special, punitive, liquidated and compensatory damages) and causes of action of every kind, nature and character, known or unknown, in law or equity, fixed or contingent, which I may now have, or I ever had arising from or in any way connected with my employment relationship or the termination of my employment with HP. This release includes, but is not limited to, all “wrongful discharge” claims, all claims relating to any contracts of employment express or implied, any covenant of good faith and fair dealing express or implied, any tort of any nature, any federal, state, or municipal statute or ordinance, any claims for employment discrimination, including sexual harassment, any claims under the California Fair Employment and Housing Act, the California Labor Code, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, 42 U.S.C. Section 1981, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act (ERISA) and any other laws and regulations relating to employment, and any and all claims for attorney’s fees and costs. I understand that this release does not apply to any claims arising under the ADEA after the effective date of this Agreement.

HP acknowledges and agrees that  nothing in  this Agreement is intended to release claims for vested benefits  under HP’s benefit plans, any rights to benefits under applicable workers’ compensation statutes or government-provided unemployment benefits, any claims arising under federal or state securities, employment discrimination or other laws which do not seek personal monetary or other relief personal to me, any rights to enforce this Agreement, any rights to indemnity or the advancement of attorneys’ fees or expenses, or any claims relating to the validity of this Release under the Age Discrimination in Employment Act, as amended.

3.             I agree to return to HP all HP computers, peripherals, supplies, equipment, confidential and proprietary information and other property; provided however that HP agrees to provide a copy of such materials that I may reasonably designate as necessary to defend myself in matters related to my employment with HP. I understand and agree that, as an express condition of receiving the benefits of this Agreement, I will not disclose to others, or take or use for my own purposes or for the purposes of others, any Information owned or controlled by HP or any of its subsidiary or affiliated companies, other than as provided herein. I agree that these restrictions shall also apply to all (i) Information in HP’s possession belonging to third parties, and (ii)

Information conceived, originated, discovered or developed, in whole or in part, by me while an employee of HP.  As used herein, “Information” includes trade secrets and other confidential or proprietary business, technical, personnel or financial information, whether or not my work product, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, drawings, diagrams, models, customer names, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes. Any Information that is not readily available to the public shall be considered to be a trade secret and confidential property, even if it is not specifically marked as such, unless HP advises me otherwise in writing. This paragraph shall not apply to any Information which becomes publicly available through no fault of my own or which HP in writing authorizes me to use or disclose.

In addition, I agree to abide by the terms of any confidentiality and/or proprietary information agreement that I have entered into with HP, the terms of which shall continue in full force and effect notwithstanding this Agreement.

4.             To the extent doing so is consistent with the exercise of my rights under the federal and state Constitutions, I agree that I will cooperate with the Company in connection with any internal investigation, and the defense or prosecution of any claim that may be made against or by the Company (with the exception of any claims that may be asserted by the Company against me), or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding, civil or criminal, before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in or in connection with any proceeding, to the extent such claims, investigations or proceedings relate to services performed or required to be performed by me, pertinent knowledge possessed by me, or any act or omission by me.  If such cooperation is consistent with the foregoing conditions, including my decision to assert my Constitutional rights, I further agree:  (1) to perform all acts and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement; (2) to permit the Company’s counsel to interview me on one or more occasions pertaining to such matters at a mutually agreeable time and place; and (3) in connection with the interviews contemplated by this Agreement, to execute an affidavit or a written declaration setting forth information provided by me in the interviews.  The Company and I anticipate that I may be deposed subsequent to the execution of this Agreement.  If the Company requests my deposition, I agree to appear for such deposition at a mutually-agreeable time and location.  If I attend the deposition at the request of the Company or I am otherwise required to attend a deposition, the Company agrees to reimburse me for the reasonable expenses incurred by me in attending such a deposition.  The Company further agrees that the payments and benefits provided in the attached Benefits Summary Upon Resignation will not be withheld or revoked if I choose to assert my federal or state Constitutional rights, including the invocation of my Constitutional rights with respect to any meetings, depositions or interviews.

5.             In furtherance of my legal, moral and social obligations, I agree that any information and evidence I provide in any governmental investigation or litigation, will be accurate, and truthful information and testimony.  I acknowledge and understand that, by agreeing to enter into this

Agreement, the Company seeks only to obtain complete, accurate, and truthful information and testimony from me, consistent with my rights under the federal and state Constitutions, and nothing more.  The Company acknowledges and agrees that my obligations under paragraph 4 above concerning cooperation, and my rights under paragraphs 6 and 7 below concerning indemnification and advancement of expenses are not to be construed as inconsistent with this paragraph.

6.             The Company agrees to indemnify me to the fullest extent permitted by the Company’s bylaws and applicable law to include but not limited to Section 2802 of the California Labor Code.   The parties acknowledge that a proper request has been made pursuant to paragraph 6.2 of the By-laws.  The Company further acknowledges  that, based on its understanding of the information it currently possesses about my actions and conduct as an employee and attorney for the Company, it is not aware of any facts which suggest that I am not fully entitled to be indemnified for my conduct.   Nothing in this Agreement shall modify, or be interpreted to modify, the application or applicability of any law, document, or authority relating to indemnification.

7.             Pursuant to Paragraph 6 of this Agreement and subject to execution of the Undertaking executed concurrently herewith, the Company agrees to advance Expenses actually and reasonably incurred by me in connection with any Proceeding  provided I acted in good faith and in a manner I reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, I had reasonable cause to believe my conduct was lawful.  The Company’s agreement to advance attorneys’ fees and costs is subject to appropriate periodic review.  Should the Company determine that I am  not entitled to advancement by the Company, the Company, subject to review by a Court of competent jurisdiction, may cease to advance the attorneys’ fees and expenses.  Moreover, should it be determined that I am not entitled to indemnification by the Company, the Company may seek to recover any advanced Expenses.

For purposes of this Paragraph, the following definitions shall apply:

i.                                          “Expenses” shall include, without limitation, actually and reasonably incurred attorneys’ fees, court costs, transcript costs, fees of experts and witnesses, travel expenses, duplicating costs, telephone charges, postage, delivery service fees, and all other expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness or other participant in a Proceeding.

ii.                                       “Proceeding” includes any action, investigation, suit, arbitration, alternative dispute resolution mechanism, administrative hearing or other proceeding, whether civil, criminal, administrative or investigative in nature.

8.             As a condition precedent to the receipt of any benefits under this Agreement, I agree that for a period of twelve months immediately following the termination of my employment with HP, I will not directly or indirectly, induce or attempt to influence any employee of HP to leave its employ.  I agree that HP would suffer an irreparable injury if I were to breach the covenants contained in this paragraph and that HP would by reason of such breach or threatened breach be entitled to injunctive relief in a court of appropriate jurisdiction and I hereby stipulate to the entering of such injunctive relief prohibiting me from engaging in such conduct.

9              I understand and agree that I fully and forever waive any and all rights and benefits conferred upon me by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Notwithstanding the provisions of Section 1542, except as provided herein, I agree that this Agreement shall be a full and complete general release.  I further understand and agree that I may hereafter discover claims or facts different from or in addition to those which I now know or believe to exist, and which, if known or suspected at the time of entering into this Agreement, may have materially affected this Agreement.  Nevertheless, the waiver in this Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.  Notwithstanding the foregoing, nothing in this paragraph or elsewhere in this Agreement shall be construed as a waiver of any rights created by this Agreement.

10.           I agree that I will not make any disparaging or untruthful remarks or statements about the Company, nor make any derogatory statements concerning the Company, its officers, directors, or employees, whether acting in their individual or representative capacity.  The Company will not disparage or otherwise make any untruthful derogatory remarks or statements concerning me.  Nothing in this Paragraph shall in any way limit the ability of myself or the Company or its officers, directors, employees to respond to or cooperate with any government inquiry or investigation or to give truthful testimony as required by law.

11.           Except as provided below, the Company hereby releases and forever discharges me from any known and unknown claims and causes of action that it may have against me that in any matter arise out of or are in any way connected with my employment with the Company or my departure from the Company, including any and all liabilities, claims, demands, contracts, debts, obligations, and causes of action of every nature, kind, and description, in law, equity, or otherwise.  Except as provided below, the Company understands and agrees that it fully and forever waives any and all rights and benefits conferred upon it by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Notwithstanding the provisions of Section 1542, except as provided herein, the Company agrees that this Agreement shall be a full and complete general release.  It further understands and agrees that it may hereafter discover claims or facts different from or in addition to those which it now knows or believes to exist, and which, if known or suspected at the time of entering in to this Agreement, may have materially affected this Agreement.  Nevertheless, the waiver in this Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.  Notwithstanding the foregoing, nothing in this paragraph or elsewhere in this Agreement shall be construed as a waiver of any rights created by this Agreement.  The Company further agrees to pay reasonable attorneys’ fees incurred by you in connection with negotiating this agreement.

12.           I have not relied on any representations or statements not set forth in this Agreement with regard to the subject matter, basis or effect of this Agreement or otherwise. This Agreement may only be amended in writing, signed by me and one of HP’s Deputy General Counsel.

13.           I understand and agree that I:

a.                                       Have a full twenty-one (21) days in which to consider this Agreement before executing it, although it may be executed at any time within that period;

b.                                      Have carefully read and fully understand all of the provisions of this Agreement;

c.                                       Am, through this Agreement, releasing HP from any and all claims I may have against HP, other than as provided herein;

d.                                      Knowingly and voluntarily agree to all of the terms set forth in this Agreement;

e.                                       Knowingly and voluntarily intend to be legally bound by the same;

f.                                         Am hereby advised in writing to consider the terms of this Agreement and have consulted with an attorney prior to executing this Agreement;

g.                                      Have a full seven (7) days following the execution of this Agreement to revoke this Agreement, and that any such revocation must be in writing and must be received by one of HP’s Deputy General Counsel no later than the last day of the applicable revocation period, are hereby advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired; and

h.                                      Understand that rights or claims under the ADEA that may arise after the date this Agreement is executed are not waived.

14.           It is agreed that nothing contained in this Agreement shall constitute or be treated as an admission of any wrongdoing, liability or violation of the law by the Parties and shall not be admissible in any proceeding as evidence of or an admission by either party of any violation of any law or regulation or of any liability whatsoever to the other Party.  Notwithstanding the foregoing, this Agreement may be introduced into a proceeding solely for the purpose of enforcing the Agreement.

15.           The Confidentiality and Non-Disparagement provisions in this Agreement are material terms which, if breached, could cause the Parties to suffer irreparable harm for which damages would be an inadequate remedy.  Therefore, upon any such breach or threat thereof, either Party shall be entitled to injunctions and other appropriate equitable relief, in addition to whatever remedies it may have at law.

16.           HP agrees that the consideration being provided to me under this agreement is confidential and that it shall not disclose said consideration to persons outside HP; provided, however, that nothing herein shall prohibit or restrict HP (or its attorneys) from making disclosures relating to this agreement as required by law, from responding to any inquiry, or providing testimony, about the fact or terms of this agreement, the consideration being provided to me, or the facts and circumstances underlying this Agreement, before the United States Congress, the Securities and Exchange Commission (SEC), or any other federal or state regulatory or law enforcement authority or as required by law, or prohibit or restrict HP from disclosing the terms of this Agreement to its attorneys or accountants; or prohibit HP from disclosing the terms of this Agreement in any litigation brought to enforce any obligations created by this Agreement.

17.           This Agreement, the Undertaking, the Benefits Summary Upon Resignation and any agreements regarding confidential and proprietary information that I executed constitute an integrated, written contract, expressing the entire agreement between the Parties with respect to the subject matter hereof.  The Parties agree that they are not relying on any promises or representations, which do not appear herein.  The Parties also agree that this Agreement shall supersede and render null and void any and all other prior agreements, implied, oral or written, between them, except as otherwise stated herein.  This Agreement can be amended or modified only by a written agreement, signed by all of the Parties hereto.

18.           If any provision, or portion of a provision, of this Agreement is held to be invalid, void or unenforceable for any reason, the remainder of this Agreement shall remain in full force and effect, as if such provision, or portion of provision, had never been contained herein.  The unenforceability or invalidity of a provision of this Agreement in one jurisdiction shall not invalidate or render that provision unenforceable in any other jurisdiction.

19.           This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed under the laws of said State.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.

20.           Any controversy or dispute involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of or relating to this Agreement or the breach thereof will be submitted to and settled by final and binding arbitration in Santa Clara county,  California under the auspices of JAMS, and the parties hereto submit to the in personam jurisdiction of such tribunal and waive any objection that such forum is inconvenient or otherwise improper.  The Company agrees to pay the expenses of the Arbitration, including the fees of the Arbitrator, who shall be mutually agreed upon by the Parties.  The Parties further understand and agree that the arbitration shall be instead of any civil litigation and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.  Notwithstanding the foregoing, either Party may seek in Court a Preliminary Injunction to enforce the provisions of this Agreement.

21.           It is expressively understood and agreed by the Parties that this Agreement and all of its terms shall be binding upon each Parties’ representatives, heirs, executors, administrators, successors and assigns.

22.           Each of the Parties represents and warrants that, as of the Effective Date, she or it has the sole right and authority to execute this Agreement, and she or it has not sold, assigned, transferred, conveyed or otherwise disposed of any claims or demands relating to any right surrendered by virtue of this Agreement.  Each of the Parties and its signatory represents that the signatory is fully authorized to execute this Agreement on behalf of, the party for whom he signs.

23.           Each of the Parties hereby acknowledge that they have read and understand the terms and conditions of this Agreement, have had the opportunity to consult with counsel, and that they sign this Agreement voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other Parties or their counsel other than those contained within this Agreement.  The Parties further agree that if any of the facts or matters upon which they now rely in making this Agreement hereafter prove to be otherwise, this Agreement will nonetheless remain in full force and effect.

24.           I understand that taxes which may become due as a result of any payment or transaction contemplated by this Agreement including the attached Summary are my sole responsibility, and I further agree to hold HP harmless on account thereof.  In addition, I agree that taxes which are due but unpaid may be setoff against any sums due under this Agreement to the maximum extent allowed by law.

I HAVE BEEN ADVISED TO DISCUSS ALL ASPECTS OF THIS AGREEMENT WITH AN ATTORNEY AND OTHER ADVISORS OF MY CHOICE, AND HAVE IN FACT DONE SO. I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL THE PROVISIONS OF THIS AGREEMENT AND I VOLUNTARILY AGREE TO IT.

/s/ Ann O. Baskins
Ann O. Baskins

Date:	September 28, 2006

Accepted and Agreed

HEWLETT-PACKARD COMPANY

/s/ Charles N. Charnas
By: Charles N. Charnas
Vice-President , Deputy General Counsel and Assistant Secretary